Oasis Information Systems, Inc.



                              Filing Type: NT 10-Q
                    Description: Notification of Late Filing
                           Filing Date: November 15, 2002
                          Period End: September 30, 2002


                              Primary Exchange: N/A
                                   Ticker: N/A



                                Table of Contents




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                                     NT 10-Q

PART I REGISTRANTS INFORMATION...........................................1
PART II..................................................................1
PART III NARRATIVE.......................................................2
PART IV OTHER INFORMATION................................................2




      NT 10-Q
          1




                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              FORM 12b-25         SEC FILE NUMBERS
                                                    0-27715

                      NOTIFICATION OF LATE FILING






(Check One):
     Form 10-K     Form 20-F    Form 11-K  X  Form 10-Q    Form N-SAR
  ---           ---          ---           ---          ---

          For Period Ended:   09/30/2002
                              --------
          (  ) Transition Report on Form 10-K
          (   ) Transition Report on Form 20-F
          (   ) Transition Report on Form 11-K
          ( X  ) Transition Report on Form 10-Q
          (   ) Transition Report on Form N-SAR
          For the Transition Period Ended:
                                           ------------------------
Read Instructions (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
- ------------------------------------------------------------------


PART I -- REGISTRANT INFORMATION

Full Name of Registrants:
Oasis Information Systems, Inc.





Address of Principal Executive Office (Street and Number):
101-565 Bernard Ave
Kelowna BC


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without
            unreasonable effort or expense;
   X   (b)  The subject year end report on Form 10-Q will be filed
- -------     on or before the fifth calendar day following the
            prescribed due date; and
       (c)  The accountant's statement or other exhibit required by
            Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.

The administrative office if required to file 13 10Q'a via Edgar.

PART IV --OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard
     to this notification:   Linda Bryson 760-291-1710

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no,
     identify report(s).    X   YES          NO
                         -------      -------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
     included in the subject report or portion thereof?
           YES     X   NO
     -----     ------

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
- ---------------------------------------------------------------------

                                                 Oasis Information Systems, Inc.

             (Name of Registrant as Specified in Charter)

have caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.

                                Oasis Information Systems, Inc.
                                President

Date: September 15, 2002
                                /S/Alexander Anderson
                                   (Signature)
                                By: Alexander Anderson
                                    President




Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                               ATTENTION

INTENTIONAL MISTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).




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